Exhibit 99.1

     VaxGen Announces Appointment of Randall Caudill as Board Chairman and
       Resignation of William Young; CEO Lance Gordon Named to Additional
                               Post of President

      BRISBANE, Calif. - July 30, 2004 - VaxGen Inc. (Nasdaq: VXGNE) today announced that Randall L-W. Caudill, D.Phil., has been named Chairman of the Board and that William D. Young has resigned as a director. The company also announced that Lance K. Gordon, Ph.D, the company's CEO, has been given the additional title of president.

      "These latest realignments are part of VaxGen's continuing evolution from a single-product company to one with a broader pipeline of products to address human infectious diseases," Gordon said. "The selection of Randall as chairman reflects not only his valuable years of service to VaxGen but his wide understanding of the biotechnology industry, corporate governance and finance. We are fortunate to have someone of his caliber and experience as chairman."

      Gordon, the company's CEO since September 2001, was given the additional title of president to reflect his added operational responsibilities and the streamlining of the company's management structure.

      "Lance has been the architect of VaxGen's growth and has been at the forefront of building the company's manufacturing capacity and moving it into new product areas, including positioning it as a leader in biodefense vaccines," Caudill said. "It is due to his insights and guidance that VaxGen is now a leading contender to receive a contract to supply anywhere from 25 million to 75 million doses of anthrax vaccine to the U.S. Strategic National Stockpile of biodefense products."

      Caudill also said: "I want to thank Bill Young for his many years of fine service to VaxGen, including his help in founding the company. His insights were invaluable, especially during the company's earlier years when it was focused on developing an HIV vaccine. We wish him all our best."

      VaxGen is in the process of recruiting additional members to complement its existing directors, including those who joined in 2003.

      Young said: "I joined the VaxGen board because I very much wanted to see the company through the Phase III trials of its HIV vaccine. With that task accomplished, and due to the considerable demands on my time from my own company, this is an opportune time for me step down from VaxGen's board. I have enjoyed my association with VaxGen, its board members and management and will be watching for the company to be increasingly successful in the future."

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      Caudill, who has served as a VaxGen director for six years, is president of Dunsford Hill Capital Partners, a San Francisco-based financial consulting firm serving emerging growth companies. From 1987 to 1997, he served in various capacities, including as head of the Mergers and Acquisition Department and co-head of the Investment Bank, at Prudential Securities. He received his D.Phil. from Oxford University, where he was a Rhodes Scholar, and a master's in Public and Private Management from Yale University.

      Young is the chairman and CEO of ViroLogic, Inc. and joined VaxGen's board in 1995. He received his bachelor's in chemical engineering from Purdue University and an MBA from Indiana University.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is engaged in the advanced development of preventive vaccines against anthrax and smallpox.

      VaxGen has received two contracts from the U.S. National Institute of Allergy and Infectious Diseases supporting development of the company's recombinant anthrax vaccine. The first of these contracts was awarded in September 2002 and has a $20.9 million value; the second was awarded in September 2003 with a value of $80.3 million. The Department of Health and Human Services is expected to award a contract or contracts for the purchase of such a vaccine sometime between August 9 and September 30, 2004. VaxGen is already producing its anthrax vaccine candidate at its manufacturing facility, which the company believes has the capacity to meet the government's demand for up to 75 million doses of the product.

      In cooperation with the Chemo-Sero-Therapeutic Research Institute (Kaketsuken) in Japan, VaxGen is developing an attenuated smallpox vaccine for use in the United States and potentially elsewhere. The vaccine, LC16m8, is already approved for use in Japan and constitutes that country's national stockpile. The vaccine recently showed positive results in two separate animal studies, and VaxGen expects to begin a Phase I/II trial in humans before the end of this year, subject to approval from the U.S. Food and Drug Administration.

      VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products. Celltrion's manufacturing facility in Incheon, South Korea, which is expected to be completed by the end of this year, will include 50,000 liters of bioreactor capacity and can be expanded to 150,000 liters. Celltrion expects to use the facility for contract manufacturing.

      For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the company's ability to successfully manufacture its anthrax vaccine candidate, its ability to win

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future government contracts for the vaccine and the timing of the Department of
Health and Human Services' award of the contract for its purchase of anthrax vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:
Lance Ignon
Vice President, Corporate Affairs
650-624-1041

Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304